Exhibit 12
MONSANTO COMPANY

Ratio of Earnings to Fixed Charges(1)(2)	Year Ended Aug. 31,
(Dollars in millions except for percentages)	2011	2010	2009	2008	2007
EARNINGS:
Income from Continuing Operations Before Income Taxes	$2,374	$1,490	$2,918	$2,926	$1,328

Add:
Fixed charges	234	227	178	162	174
Dividends from affiliated companies	—	—	—	—	—
Equity affiliate (income) expense — net	(21)	(16)	(17)	(2)	34
Amortization of capitalized interest	15	14	13	16	15
Less:
Capitalized interest	(22)	(25)	(34)	(22)	(14)

Earnings available for fixed charges	$2,580	$1,690	$3,058	$3,080	$1,537

FIXED CHARGES:
Interest expense(3)	$172	$167	$107	$110	$136
Capitalized interest	22	25	34	22	14
Portion of rents representative of interest factor	40	35	37	30	24

Total Fixed Charges	$234	$227	$178	$162	$174

Ratio of Earnings to Fixed Charges	11.03	7.44	17.18	19.01	8.83

(1)	Monsanto has not paid any preference security dividends and, therefore, has not included the ratio of combined fixed charges and preference security dividends to earnings for the relevant periods.

(2)	The operating results of the Dairy business have been conformed to discontinued operations presentation for all relevant fiscal years presented.

(3)	Includes amortization of deferred debt issuance costs and the interest component of the income tax provision.

Debt to Capital Ratio(1)	Year Ended Aug. 31,
(amounts in millions except for percentages)	2011	2010	2009	2008	2007

Short-Term Debt	$678	$241	$79	$24	$270
Long-Term Debt	1,543	1,862	1,724	1,792	1,150

Total Debt	2,221	2,103	1,803	1,816	1,420
Total Monsanto Company Shareowners’ Equity	11,545	10,069	10,039	9,374	7,503
Debt-to-Capital Ratio	16%	17%	15%	16%	16%

(1)	Debt-to-capital ratio is the sum of short-term and long-term debt, divided by the sum of short-term and long-term debt and shareowners’ equity.

Current Ratio(1)	Year Ended Aug. 31,
(amounts in millions except for ratios)	2011	2010	2009	2008	2007

Total Current Assets	$8,809	$7,050	$7,783	$7,609	$5,084
Total Current Liabilities	4,729	3,556	3,727	4,439	3,075
Current Ratio	1.86	1.98	2.09	1.71	1.65

(1)	Current ratio represents total current assets divided by total current liabilities.